Exhibit 10.18

EXECUTION COPY

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Double asterisks denote omissions.

LICENSE AGREEMENT

by and between

ICHNOS SCIENCES SA

ICHNOS SCIENCES INC.

and

ASTRIA THERAPEUTICS, INC.

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TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

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LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of October 4, 2023 (the “Effective Date”) by and between Ichnos Sciences SA, a company organized under the laws of Switzerland with its registered address at 5 chemin de la Combetta, 2300 La Chaux-de-Fonds, Switzerland and registered with the register of commerce of the Canton of Neuchatel under registration number CHE-111.750.689 (“Ichnos SA”), and Ichnos Sciences Inc., a corporation organized under the laws of Delaware, USA (“Ichnos Inc.” and, together with Ichnos SA, “Ichnos”), and Astria Therapeutics, Inc., a corporation organized under the laws of Delaware, USA (“Astria”). Astria and Ichnos are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

INTRODUCTION

WHEREAS, Astria, among other things, conducts programs to discover, develop, manufacture, and commercialize innovative therapeutic products for the treatment and prevention of diseases;

WHEREAS, Ichnos has developed the Licensed Compounds and Licensed Products (each, as defined below) and owns or Controls certain Know-How and Patents (each as defined below) related thereto; and

WHEREAS, Astria desires to obtain, and Ichnos desires to grant to Astria, an exclusive license under such Know-How and Patents to develop, manufacture, and commercialize the Licensed Compounds and Licensed Products in accordance with the terms and subject to conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ichnos and Astria hereby agree as follows:

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1“Accounting Standards” means: (a) the United States Generally Accepted Accounting Principles (“US GAAP”); or (b) International Financial Reporting Standards (“IFRS”) of the International Accounting Standards Boards; in each case ((a) and (b)) as generally and consistently applied throughout the applicable Person’s organization.

Section 1.2“Acquirer” has the meaning set forth in Section 1.20.

Section 1.3“Acting Party” has the meaning set forth in Section 6.6(a).

Section 1.4“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, as the case may be, for so long as such control exists. As used in this Section 1.4, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign Person in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) of the voting share capital in a Person.

Section 1.5“Agreement” has the meaning set forth in the Preamble to this Agreement.

Section 1.6“Annual Net Sales” means, in relation to a Licensed Product, the total Net Sales of such Licensed Product by all Selling Parties in a particular Calendar Year in all countries in the Territory in which the Royalty Term for such Licensed Product has not expired.

Section 1.7“Applicable Law” means, with respect to the activities of a Party, all Law applicable to such Party or such Party’s activities under this Agreement.

Section 1.8“Astria” has the meaning set forth in the Preamble to this Agreement.

Section 1.9“Astria Indemnified Parties” has the meaning set forth in Section 10.2.

Section 1.10“Astria Initial Press Release” has the meaning set forth in Section 8.3(a).

Section 1.11“Audit Team” has the meaning set forth in Section 6.5(a).

Section 1.12“Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

Section 1.13“beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement will, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (a) assuming the full conversion into, and exercise and exchange for, shares of common stock, other voting stock, or any securities exercisable for common stock or other voting stock beneficially owned by such Person and (b) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

Section 1.14“Biosimilar Competition” means, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, that (a) there are [**] or more Biosimilar Products being sold in such country with respect to such Licensed Product in such Calendar Quarter and (b) such Biosimilar Product(s), by unit equivalent volume in such country in such Calendar Quarter, exceed a [**] percent ([**]%) share of the aggregate market in such country of such Licensed Product and all such Biosimilar Product(s) (based on the number of units of such Licensed Product and such Biosimilar Product(s) in the aggregate sold in such country, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., IQVIA)).

Section 1.15“Biosimilar Product” means, with respect to a given Licensed Product in a given country, any biological product that (a) has received all necessary approvals and licensures by the applicable Regulatory Authorities in such country to market and sell such product as a biosimilar product; (b) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee, or distributor of Astria or any of its Affiliates or Sublicensees with respect to such product (other than a Third Party who obtains such rights as a result of settlement of any litigation arising under the Biologics Price Competition and Innovation Act or any equivalent law in a jurisdiction outside the U.S.); and (c) is approved as (i) a “biosimilar” of such Licensed Product (as defined in 42 U.S.C. § 262(i)(2)) or “interchangeable” with such Licensed Product (as defined in 42 U.S.C. § 262(i)(3)), (ii) a “similar biological medicinal product” with respect to which such Licensed Product is the “reference medicinal product,” or (iii) if not in the United States or European Union, as the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Product; in each case ((i)-(iii)), for use in such country pursuant to an abbreviated regulatory approval process governing approval of biosimilars based on the then-current standards for regulatory approval in such country, and where such regulatory approval was based in part upon findings by the Regulatory Authority of clinical safety and efficacy based on clinical data generated by either Party or any of either Party’s Affiliates or any Sublicensee with respect to such Licensed Product.

Section 1.16“Business Day” means a day other than a Saturday or Sunday or any other day regularly recognized as a holiday by the Party responsible for performance.

Section 1.17“Calendar Quarter” means a calendar quarter ending on the last day of March, June, September, or December; except that: (a) the first Calendar Quarter will begin on the Effective Date and end on December 31, 2023; and (b) the final Calendar Quarter will end on the last day of the Term.

Section 1.18“Calendar Year” means a period of time commencing on January 1 and ending on the following December 31; except that: (a) the first Calendar Year will begin on the Effective Date and end on December 31, 2023; and (b) the final Calendar Year will end on the last day of the Term.

Section 1.19“Cell Line License Agreement” means that [**].

Section 1.20“Change of Control” of a Party means any of the following, in a single transaction or a series of related transactions: (a) the sale or disposition of all or substantially all of the assets of such Party to a Third Party (or multiple Third Parties acting in concert), (b) the direct or indirect acquisition by a Third Party (or multiple Third Parties acting in concert) (other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates) of beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party or any direct or indirect parent entity that holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party (a “Parent Entity”), or (c) the merger or consolidation of such Party or any of its Parent Entities with or into any Third Party, unless, following such merger or consolidation, the stockholders of such Party or Parent Entity (as applicable) immediately prior to such merger or consolidation beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation. The Third Party (or group of Third Parties acting in concert, as applicable) in any of clauses (a), (b), or (c) is referred to herein as the

“Acquirer,” and any of such Acquirer’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the Party subject to the Change of Control and its Affiliates as in existence immediately prior to the applicable transaction or Persons that such Party or such Affiliates control (directly or indirectly) after the applicable transaction) are referred to collectively herein as the “New Affiliates.”

Section 1.21“Claim” means any suit, claim, action, proceeding, or demand brought by any Third Party.

Section 1.22“Clinical Trial” means any clinical study conducted on human subjects. Without limiting the foregoing, “Clinical Trial” includes any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IV Clinical Trial, or combination of any of the foregoing studies.

Section 1.23“Collaboration Affiliates” means, with respect to a Change of Control of Ichnos, all Persons that are Ichnos’ Affiliates: (a) immediately prior to such Change of Control of Ichnos; or (ii) after such Change of Control of Ichnos, other than the applicable Acquirer and any New Affiliates.

Section 1.24“Combination Product” has the meaning set forth in Section 1.69.

Section 1.25“Commercialization” or “Commercialize” means any activities directed to using, marketing, promoting, distributing, importing, offering to sell, or selling a product, after or in expectation of receipt of Regulatory Approval for such product (but excluding Development).

Section 1.26“Commercially Reasonable Efforts” means, with respect to any efforts or resources relating to the Exploitation of Licensed Products by Astria, generally or with respect to any particular country in the Territory, such efforts and resources comparable to the efforts and resources that Astria would, acting in good faith, [**].

Section 1.27“Confidential Information” means all confidential or proprietary technology, Know-How, or other information (whether or not patentable) disclosed or made available by or on behalf of one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) prior to or after the Effective Date in connection with this Agreement or the Confidentiality Agreement, including information regarding a Party’s technology, products, business or financial information, or objectives, and all proprietary chemical or biological materials of a Party; except that “Confidential Information” shall exclude any information that:

(a)was known by the Receiving Party prior to its disclosure to the Receiving Party by or on behalf of the Disclosing Party, as established by written evidence;

(b)is rightfully disclosed to the Receiving Party, without any obligation of confidentiality, by a source, other than by or on behalf of the Disclosing Party, rightfully in possession of the information;

(c)is or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

(d)is independently developed by or for the Receiving Party without reference to or reliance upon any of the Disclosing Party’s Confidential Information, as established by the Receiving Party’s contemporaneously-maintained written records.

Notwithstanding anything to the contrary in the foregoing, the terms of this Agreement shall be considered Confidential Information of both Parties, with each Party deemed both the Disclosing Party and the Receiving Party with respect thereto.

Section 1.28“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement between Ichnos Inc. and Astria, dated as of [**], as subsequently amended.

Section 1.29“Control” or “Controlled” means, with respect to any Know-How, Patent, or other intellectual property right, the possession (whether by license (other than a license granted under this Agreement) or ownership) by a Party of the ability to grant to the other Party access or a license to such Know-How, Patent, or other intellectual property right (as applicable), as provided herein, without violating the terms of any agreement with any Third Party.

Section 1.30“Cover,” “Covering,” or “Covered” means, with respect to a product or technology and a Patent, that, but for ownership of or a license under such Patent, the Development, Manufacture, Commercialization, or other Exploitation of such product or practice of such technology by a Person would infringe a claim of such Patent or, with respect to a claim included in any patent application, would infringe such claim if such patent application were to issue as a patent.

Section 1.31“Cure Period” has the meaning set forth in Section 11.2(b)(i).

Section 1.32“Damages” means all damages, losses, liabilities, costs (including reasonable legal expenses, costs of litigation, and attorney’s fees), expenses, judgments and settlements, whether for money or equitable relief, of any kind.

Section 1.33“Deductible Third Party Payments” means all royalties, milestones, and other payments that Astria or any of its Affiliates or Sublicensees pays to any Third Party (other than a Sublicensee) for a license under (i) [**] or (ii) [**].

Section 1.34“Develop” or “Development” means discovery, research, preclinical, non-clinical, and clinical development activities, including activities relating to screening, assays, test method development and stability testing, toxicology, pharmacology, formulation, quality assurance/quality control development, Clinical Trials, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, report writing, and other pre-Regulatory Approval activities.

Section 1.35“Directly Competitive Program” means a program to Develop or Commercialize a product containing or comprising a [**].

Section 1.36“Disclosing Party” has the meaning set forth in Section 1.27.

Section 1.37“Dispute” has the meaning set forth in Section 12.1.

Section 1.38“Drug Approval Application” means any marketing authorization application (and any amendments thereto), in each case, filed with any applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to obtain a Regulatory Approval.

Section 1.39“Effective Date” has the meaning set forth in the Preamble to this Agreement.

Section 1.40“Electronic Delivery” has the meaning set forth in Section 12.12.

Section 1.41“EMA” means the European Medicines Agency.

Section 1.42“Executive Officer” means: (a) with respect to Astria, Astria’s Chief Executive Officer (or the officer or employee of Astria then serving in a substantially equivalent capacity) or his or her designee; and (b) with respect to Ichnos, Ichnos Inc.’ Chief Executive Officer (or the officer or employee of Ichnos then serving in a substantially equivalent capacity) or his or her designee; in each case ((a) and (b)), as long as such designee has decision-making authority on behalf of the applicable Party.

Section 1.43“Exploit” or “Exploitation” means to Develop, Commercialize, Manufacture, or otherwise exploit, including the right to make, have made, import, export, use, have used, sell, have sold, or offer for sale, register, modify, enhance, improve, hold, keep (whether for disposal or otherwise), or dispose of.

Section 1.44“FDA” means the United States Food and Drug Administration, or any successor agency thereof.

Section 1.45“Field” means all fields of use.

Section 1.46“First Commercial Sale” means the first commercial sale of a Licensed Product by Astria or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party in a country for monetary value for use or consumption by the end user following receipt of applicable Regulatory Approval for such Licensed Product in such country. Sales prior to receipt of Regulatory Approval for a Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale. Sales or transfers of a Licensed Product that are not for value, and sales or transfers of reasonable quantities of a Licensed Product for Clinical Trial purposes or for compassionate or similar use, shall not be considered a First Commercial Sale.

Section 1.47“Force Majeure Event” means an occurrence beyond the reasonable control of a Party (and which did not occur as a result of such Party’s financial condition, negligence, or fault), including pandemic, fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions, or acts of God.

Section 1.48“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-

governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity, and any court or other tribunal); (d) supranational or multinational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

Section 1.49“Ichnos” has the meaning set forth in the Preamble to this Agreement.

Section 1.50“Ichnos Indemnified Parties” has the meaning set forth in Section 10.1.

Section 1.51“Ichnos Initial Press Release” has the meaning set forth in Section 8.3(a).

Section 1.52“ISB 830” has the meaning set forth in Section 1.61.

Section 1.53“IND” means (a) in the United States, an Investigational New Drug Application that is required to be filed with the FDA before conducting a Clinical Trial (including all supplements and amendments that may be filed with respect to the foregoing); and (b) any foreign counterpart of the foregoing.

Section 1.54“Indemnitee” has the meaning set forth in Section 10.3(a).

Section 1.55“Indemnitor” has the meaning set forth in Section 10.3(a).

Section 1.56“Indication” means each separate and distinct disease or medical condition; except that the following shall not constitute a new or additional Indication: (a) moving from one line of therapy to another within an Indication (e.g., the use of a Licensed Product for the same disease or medical condition in a different line therapy after approval for a line of therapy); (b) use of a Licensed Product for the same disease or medical condition for different populations or population sub-types in the same line of therapy; (c) the use of a Licensed Product for the same disease or medical condition in different combinations or co-administration of therapies (e.g., monotherapy vs. add-on or combination therapy with another agent in the same disease or medical condition); or (d) treatment of the same disease or medical condition with a Licensed Product in an expanded, modified, or additional patient population in the same line of therapy.

Section 1.57“Initiation” means, with respect to a given Clinical Trial, the first dosing of the first human patient in such Clinical Trial. “Initiate” has a correlative meaning.

Section 1.58“Invalidity Claim” has the meaning set forth in Section 7.4.

Section 1.59“Know-How” means any tangible or intangible trade secrets, know-how, expertise, discoveries, inventions, information, data, or materials, including ideas, concepts, formulae, methods, procedures, designs, technologies, compositions, plans, applications, technical data, assays, manufacturing information or data, and all derivatives, modifications, and improvements of any of the foregoing.

Section 1.60“Law” means any law, statute, rule, regulation, ordinance, common law, or other pronouncement having the effect of law, of any federal, national, multinational, state,

provincial, county, city, or other political subdivision, as from time to time enacted, repealed, or amended, including adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, the U.S. Federal Food, Drug, and Cosmetic Act and similar laws and regulations in countries outside the United States, and all other rules, regulations, and requirements of the FDA or any other applicable Regulatory Authority.

Section 1.61“Licensed Compound” means any of the following: (a) Ichnos’ proprietary OX40 antagonist monoclonal antibody, with the generic name telazorlimab and also referred to by Ichnos as ISB 830, as further described on Schedule 1.61(a) (“ISB 830”); (b) Ichnos’ proprietary OX40 antagonist monoclonal antibody referred to by Ichnos as ISB 830-X8, as further described on Schedule 1.61(b) (“X8”); (c) any backup or follow-on antibody to, or any improvement or modification of, either of the antibodies described in clause (a) or clause (b); and (d) any engineered or recombinant derivative of any antibody described in clause (a), (b), or (c), including, without limitation, an antigen binding fragment (e.g., Fab fragment), single chain antibody binding site, (e.g., scFv), human or humanized variant, monovalent, bivalent, polyvalent, monospecific, bispecific or multi-specific variant, and any antibody-drug conjugate or component of a cell based therapy such as CAR-T, of any antibody described in clause (a), (b), or (c).

Section 1.62“Licensed Intellectual Property” means Licensed Know-How and Licensed Patents, collectively.

Section 1.63“Licensed Know-How” means Know-How that is: (i) Controlled by Ichnos or, subject to Section 12.3(c), any of its Affiliates as of the Effective Date or during the Term; and (ii) necessary or reasonably useful for the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product.

Section 1.64“Licensed Patents” means Patents that: (i) are Controlled by Ichnos or, subject to Section 12.3(c), any of its Affiliates as of the Effective Date or during the Term; and (ii) Cover, or are necessary or reasonably useful for, the Exploitation of any Licensed Know-How or the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product.

Section 1.65“Licensed Product” means any pharmaceutical product that contains or comprises one or more Licensed Compounds as an active pharmaceutical ingredient, whether alone or in combination with one (1) or more other active ingredients, and in any form, formulation, dosage form and strength, and for any mode of delivery.

Section 1.66“Licensed Product Documentation” means all INDs, Drug Approval Applications, and other regulatory applications or submissions submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. § 314.420 and any non-United States equivalents), and any other data, reports, records, regulatory correspondence, and other materials relating to Development or Regulatory Approval of any Licensed Product, or required to Manufacture, distribute, or sell any Licensed Product, including any information that relates to pharmacology, toxicology, chemistry, manufacturing, and controls data, batch records, safety, or efficacy, and any safety database.

Section 1.67“Major European Market” means each of France, Germany, Italy, Spain, and the United Kingdom.

Section 1.68“Manufacture” or “Manufacturing” means all activities associated with the production, manufacture, processing, filling, packaging, labeling, shipping, or storage of a drug substance or drug product, or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical, and commercial manufacture, analytical methods development and validation, product characterization, quality assurance and quality control development, testing, and release.

Section 1.69“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Astria or any of its Affiliates or Sublicensees (each, a “Selling Party”) to Third Parties that are not Selling Parties for sales or other commercial dispositions of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued, or specifically allocated in the applicable Selling Party’s financial statements and calculated in accordance with Accounting Standards:

(a)discounts (including trade, quantity, and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities));

(b)credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections, or returns of items previously sold (including Licensed Products returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; except that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c)rebates (or their equivalent), administrative fees, chargebacks, and retroactive price adjustments, and any other similar allowances granted by a Selling Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations (and other equivalent entities)) that effectively reduce the selling price or gross sales of the Licensed Product, normal and customary inventory management fees, and other bona fide service fees paid to distributors and wholesalers;

(d)insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Licensed Product to a Third Party; and

(e)import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Laws), sales tax, value-added taxes, consumption taxes, duties, or other taxes levied on, absorbed, determined, or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind) to the extent the Selling Party is not otherwise entitled to a credit or refund for such taxes, duties, or payments made.

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder. The calculations set forth in this definition shall be determined in accordance with Accounting Standards.

If non-monetary consideration is received by a Selling Party for any Licensed Product in a relevant country, Net Sales will be calculated based on the average price charged for such Licensed Product during the preceding royalty period, or, in the absence of such sales, the fair market value of the Licensed Product as determined by Astria in good faith.

Notwithstanding anything to the contrary in this definition, Net Sales will not include transfers of Licensed Products for use in Clinical Trials, non-clinical Development activities, or other Development activities with respect to Licensed Products, for bona fide charitable purposes, for compassionate use or named patient sales, or for Licensed Product samples, if provided at or below cost.

Net Sales shall be determined on, and only on, the first sale by a Selling Party to a non-Selling Party Third Party.

If a Licensed Product is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the Licensed Product that is part of such Combination Product when sold without any other therapeutically active ingredients; and

“B” is the gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price(s) in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units, and the relative fair market value of each therapeutically active ingredient in the Combination Product.

As used in this definition of “Net Sales,” “Combination Product” means a Licensed Product that is sold for a single price with (a) one or more additional active ingredients (whether co-formulated or co-packaged) that are not Licensed Products or (b) any delivery device (e.g., any autoinjector or on-body delivery device or system).

Section 1.70“New Affiliates” has the meaning set forth in Section 1.20.

Section 1.71“Non-Acting Party” has the meaning set forth in Section 6.6(a).

Section 1.72“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or any of its Affiliates to any Third Party (other than employees of such Party or any of its Affiliates) that are specifically identifiable and incurred to conduct such activities hereunder and have been recorded in accordance with Accounting Standards.

Section 1.73“Parent Entity” has the meaning set forth in Section 1.20.

Section 1.74“Party” and “Parties” each has the meaning set forth in the Preamble to this Agreement.

Section 1.75“Patent” means any: (a) patent or patent application anywhere in the world; (b) divisional, continuation, or continuation in-part of any such patent or patent application, or any other patent or patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patent or patent application or (ii) any patent or patent application from which such patent or patent application claims, or is entitled to claim, direct or indirect priority; or (c) patent issuing on any of the foregoing anywhere in the world, together with any registration, reissue, re-examination, patent of addition, renewal, patent term extension, supplemental protection certificate, or extension of any of the foregoing anywhere in the world.

Section 1.76“Person” means any individual or any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or other entity.

Section 1.77“Phase I Clinical Trial” means a Clinical Trial of a product that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its successor regulation, or any corresponding laws or regulations in an applicable country outside of the U.S. in the Territory, the principal purpose of which is a preliminary determination of safety, tolerability, and pharmacokinetics in study subjects where potential pharmacological activity may be determined.

Section 1.78“Phase II Clinical Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(b) or its successor regulation, or any corresponding laws or regulations in an applicable country outside of the U.S. in the Territory, and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population.

Section 1.79“Phase III Clinical Trial” means a Clinical Trial of a product in any country that would satisfy the requirements of 21 C.F.R. § 312.21(c) or its successor regulation, or any corresponding laws or regulations in an applicable country outside of the U.S. in the Territory, and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

Section 1.80“Phase IV Study” means a Clinical Trial of a product in any country that is (a) conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval or to satisfy a requirement or condition imposed by a Regulatory Authority in connection with the grant of a Regulatory Approval or (b) conducted voluntarily after Regulatory Approval of the product has been obtained for enhancing marketing or scientific knowledge of an approved Indication.

Section 1.81“Prosecution” or “Prosecute” means the filing, preparation, prosecution, and maintenance of any Patent, including any pre-grant and any post-grant proceeding before any patent authority.

Section 1.82“Receiving Party” has the meaning set forth in Section 1.27.

Section 1.83“Regulatory Approval” means all approvals of each applicable Regulatory Authority necessary for the commercial marketing and sale of a product for a particular Indication in a country (including any required pricing or reimbursement approvals), such as an approved Biologics License Application (as more fully described in 21 C.F.R. § 601.20 or its successor regulation) or a similar approved application for Regulatory Approval to market a Licensed Product that is approved by a Regulatory Authority that is the foreign equivalent of the FDA, and all approved amendments and supplements thereto.

Section 1.84“Regulatory Authority” means any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing, or sale (including pricing and reimbursement approval) of any pharmaceutical or biologic product in any country or territory.

Section 1.85“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, any additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which Astria or its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

Section 1.86“Regulatory Interactions” means, with respect to any given Licensed Product: (a) monitoring and coordinating all regulatory actions, and preparing, submitting, and coordinating all communications and filings with, and submissions to, all Regulatory Authorities; with respect to the Development, Manufacture, or Commercialization of such Licensed Product and (b) interfacing, corresponding, and meeting with Regulatory Authorities with respect to such Licensed Product.

Section 1.87“Royalty Term” has the meaning set forth in Section 6.3(b).

Section 1.88“SEC” means the U.S. Securities and Exchange Commission.

Section 1.89“Selling Party” has the meaning set forth in Section 1.69.

Section 1.90“Sublicensee” means any Third Party to whom Astria or any of its Affiliates or any other Sublicensee grants a sublicense under the rights to Licensed Intellectual Property granted to Astria hereunder with respect to the Development, Manufacture, or Commercialization of Licensed Products in the Field; but excluding wholesalers, full-service distributors, or any other Third Party that purchases any Licensed Product in an arm’s-length transaction, where such Third Party does not have a sublicense to Exploit any Licensed Product except for a limited sublicense to the extent required to enable such Third Party to perform final packaging for such Licensed Product for local distribution.

Section 1.91“Tax Action” has the meaning set forth in Section 6.6(a).

Section 1.92“Term” has the meaning set forth in Section 11.1.

Section 1.93“Territory” means worldwide.

Section 1.94“Third Party” means any Person other than Ichnos and its Affiliates and Astria and its Affiliates.

Section 1.95“Third Party Infringement” has the meaning set forth in Section 7.3(a).

Section 1.96“United States” or “U.S.” means the United States of America and all of its territories and possessions, including Puerto Rico.

Section 1.97“Valid Claim” means: (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or (b) a claim of any patent application filed by a Person in good faith that has not been cancelled, withdrawn, or abandoned, nor been pending for more than [**] from the earliest filing date to which such patent application or claim is entitled.

Section 1.98“X8” has the meaning set forth in Section 1.61.

Article II

Grant of Rights

Section 2.1License Grant. Subject to the terms and conditions of this Agreement, Ichnos hereby grants to Astria an exclusive (even as to Ichnos and its Affiliates) right and license (with the right to grant sublicenses as set forth in Section 2.2), under the Licensed Intellectual Property, to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory.

Section 2.2Sublicense Rights. Astria shall have the right to grant sublicenses, through multiple tiers, within the scope of the license granted to Astria under Section 2.1 to any of its Affiliates or any Third Party. Any such sublicense granted by Astria shall be subject to the following:

(a)each sublicense granted hereunder shall be consistent with the requirements of this Agreement;

(b)except for sublicenses granted to Third Party subcontractors (e.g., contract research organizations, contract manufacturers, distributors) in order for such subcontractors to provide services to Astria or any of its Affiliates or any Sublicensee, each sublicense to any Third Party must be granted pursuant to a written sublicense agreement, and, at Ichnos’ request, Astria shall provide Ichnos with a copy of any such sublicense agreement entered into under this Section 2.2 (which shall be Astria’s Confidential Information); except that any such copy may be reasonably redacted to remove any confidential, proprietary, or competitively sensitive information, but such copy shall not be redacted to the extent that it impairs Ichnos’ ability to ensure compliance with this Agreement; and

(c)Astria shall require each Sublicensee or Affiliate to whom Astria discloses any of Ichnos’ Confidential Information to enter into a written agreement obligating such Sublicensee or Affiliate to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than are the obligations set forth in Article VIII.

(d)In the event that, within [**] after the Effective Date, Astria grants a sublicense under the Licensed Intellectual Property that grants the Sublicensee rights to Exploit Licensed Products containing or comprising ISB 830, then Astria shall pay to Ichnos a percentage of any upfront payments that Astria receives under such sublicense agreement, such percentage to be determined as follows:

(i)If such sublicense agreement is entered into within [**] after the Effective Date, such percentage shall be [**] percent ([**]%); or

(ii)If such sublicense agreement is entered into between [**] and [**] after the Effective Date, such percentage shall be [**] percent ([**]%).

(e)In the event that Astria grants a sublicense under the Licensed Intellectual Property that grants the Sublicensee rights to Exploit any Licensed Product, then Astria shall pay to Ichnos [**] percent ([**]%) of any milestone payment that Astria receives under such sublicense that is triggered by a milestone event that is not substantially similar to any milestone event set forth in Section 6.2 or Section 6.3.

Section 2.3Affiliates and Sublicensees. Astria may exercise its rights and perform its obligations hereunder itself or through any of its Affiliates or Sublicensees. Astria shall be primarily liable for any failure by any of its Affiliates or Sublicensees to comply with all relevant restrictions, limitations, and obligations in this Agreement.

Section 2.4No Implied Licenses or Rights. Each Party acknowledges that the licenses granted under this Agreement are limited to the scope expressly granted, and all other rights to Patents and Know-How licensed hereunder are expressly reserved to the Party granting the license to such Patents or Know-How. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel, or otherwise. Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement (including the definitions of “Combination Product” and “Licensed Product”), each Party hereby acknowledges and agrees that neither Party grants to the other Party any rights under any Patents or Know-How to Exploit any active ingredient that is not a Licensed Compound.

Section 2.5Section 365(n) of the Bankruptcy Code. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of such Code. Each Party, as licensee, may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, if a Party elects to retain its rights as a licensee under any Bankruptcy Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the licensee Party not later than: (a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or (b) if not delivered under clause (a), upon the rejection of this Agreement by or on behalf of the licensor, upon written request. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

Article III

Exclusivity

Section 3.1Exclusivity. Ichnos covenants and agrees, solely on behalf of itself and its Affiliates, that Ichnos and its Affiliates shall not (except in the conduct of activities pursuant to this Agreement), alone or with, for, or through any Third Party, (a) Develop, Commercialize, or otherwise Exploit any product that directly modulates (including through regulation, antagonizing, targeting inhibition, or otherwise) OX40 receptor (CD134) or (b) (sub)license (including granting any option, covenant not to sue, or other like right thereto), authorize, appoint, or otherwise seek to or enable, whether directly or indirectly, any Third Party to conduct any of the activities described in clause (a).

Section 3.2Exceptions.

(a)Change of Control. If a Change of Control occurs with respect to Ichnos, the Acquirer and any New Affiliates shall be permitted (i) to continue to conduct any ongoing activities and (ii) to initiate new activities (whether planned before the occurrence of the Change of Control or thereafter) where any such activities would otherwise cause the Acquirer or the New Affiliates to violate Section 3.1 (an “Acquirer Program”), and such initiation or continuation will not constitute a violation of Section 3.1, as long as (A) Ichnos and the Collaboration Affiliates implement and enforce, and cause the Acquirer and applicable New Affiliates to implement and enforce, firewalls with respect to such Acquirer Program as of the completion of such Change of Control (in the event of (i)) or the initiation of the Acquirer Program (in the event of (ii)) for the duration of the Term, (B) no technology or intellectual property rights of Ichnos or any Collaboration Affiliate (including any Licensed Patents or Licensed Know-How) is used in such Acquirer Program, and (C) no Confidential Information of Astria is used in such Acquirer Program.

(b)Acquired Competitive Programs. Without limiting Section 3.2(a), the restrictions set forth in Section 3.1 shall not prevent Ichnos or any of its Affiliates from merging or consolidating with, or otherwise acquiring, a Third Party that is then engaged in activities that would otherwise constitute a breach of Section 3.1 by Ichnos or its Affiliates (a “Competitive Program”), as long as, within [**] after the date of such merger, consolidation, or acquisition, Ichnos notifies Astria that it intends to either (A) terminate, or cause its relevant Affiliate to terminate, the Competitive Program or (B) divest, or cause its relevant Affiliate to divest, whether by license or otherwise, the Competitive Program, and:

(i)if Ichnos notifies Astria that it intends to terminate, or cause its relevant Affiliate to terminate, such Competitive Program, Ichnos or its relevant Affiliate, (A) terminates such Competitive Program as quickly as possible, and in any event within [**] (unless Applicable Law requires a longer termination period) after Ichnos delivers such notice to Astria and (B) confirms to Astria by written attestation that such termination has been completed within such time period; or

(ii)if Ichnos notifies Astria that it intends to divest such Competitive Program, Ichnos or its relevant Affiliate (A) uses all reasonable efforts to effect such divestiture as quickly as possible, and in any event within [**] after Ichnos delivers such notice to Astria, and (B) confirms to Astria by written attestation that such divestiture has been completed within such time period.

Article IV

Technology Transfer; Support

Section 4.1Tech Transfer.

(a)Within a reasonable period of time following the Effective Date, Ichnos, at its cost and expense, shall obtain for Astria [**].

(b)Ichnos and Astria agree to enter into a quality agreement governing the relevant ongoing activities set forth in this Agreement. In addition, as soon as reasonably practicable, and in any event within [**] following the Effective Date, Ichnos shall (i) at Astria’s request, either (A) novate or otherwise transfer to Astria the development and manufacturing agreements to which Ichnos is a party that relate to any Licensed Compound or Licensed Product or (B) assist Astria to enter into agreements with the counterparties to such development and manufacturing agreements that will provide Astria with substantially equivalent rights as those granted to Ichnos in such agreements, in each case with respect to the Licensed Compounds and Licensed Products, (ii) at Astria’s request, use reasonable efforts to assist Astria in establishing a commercial relationship with the counterparties to the agreements described in clause (i), and (iii) transfer to Astria tangible or electronic copies of all Licensed Know-How that are in Ichnos’ possession and Control and that relate to the Licensed Compounds or Licensed Products.

(c)Ichnos will also, at the request of Astria, transfer some or all of the existing drug substance or drug product that is in Ichnos’ possession and Control at the costs set forth in Schedule 4.1, plus any shipping and storage costs that are pre-agreed upon by the Parties.

Section 4.2Support. At Astria’s reasonable request, Ichnos shall use reasonable efforts to provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to Astria, (a) for a period of [**] following the Effective Date, with respect to the Know-How and materials transferred pursuant to Section 4.1 and (b) during the Term with respect to (i) Regulatory Interactions with respect to the Licensed Products and (ii) Prosecution of the Licensed Patents. Ichnos shall provide [**] of such assistance [**] Astria will reimburse Ichnos for each hour that any Ichnos employee spends in providing such assistance at a rate of [**] United States Dollars ($[**]) per hour within [**] after receipt of any undisputed invoice therefor.

Section 4.3Out-of-Pocket Costs. Astria will reimburse Ichnos for all reasonable Out-of-Pocket Costs incurred by Ichnos in performing any technology transfer or support activities pursuant to Section 4.1(b) or Section 4.2 within [**] after receipt of any undisputed invoice therefor.

Article V

Exploitation

Section 5.1General. As between the Parties, Astria shall have the sole right and responsibility, in its sole discretion and at its sole expense, for all aspects of the Development, Manufacture, and Commercialization of Licensed Compounds and Licensed Products.

Section 5.2Diligence. Astria shall, itself or with or through any of its Affiliates or Sublicensees, use Commercially Reasonable Efforts to (a) Develop and obtain Regulatory Approval for at least one (1) Licensed Product in the United States and the Major European Markets and Japan and (b) following receipt of Regulatory Approval for a Licensed Product in the United States or any Major European Market, to Commercialize at least one (1) Licensed Product in the United States and such countries in the Major European Markets and Japan where Regulatory Approval has been obtained.

Section 5.3Progress Reports.

(a)Non-Binding Estimated Timeline. Schedule 5.3 includes a non-binding estimate of the anticipated timeline of Astria’s Development of the first Licensed Product through [**].

(b)Development Progress Reports. During the period beginning on the Effective Date and ending on the date of the First Commercial Sale of a Licensed Product, Astria shall provide Ichnos with a written report (which may be in the form of slides) every [**] that provides a summary of Astria’s and its Affiliates’ and Sublicensees’ significant activities related to Development of the Licensed Compounds and Licensed Products during the previous [**] period. At the request of Ichnos, Ichnos and Astria shall have a virtual or in person meeting no more than [**] (or, during any period in which Astria has an active Directly Competitive Program, no more than [**]) at which Astria will provide a summary of significant activities related to Development of the Licensed Compounds and Licensed Products during the previous [**] (or, as applicable, [**]) period.

(c)Commercialization Progress Reports. During the period beginning [**] prior to submission of the first Drug Approval Application for a Licensed Product and ending on the date on which Astria provides Ichnos with the first royalty report for a Licensed Product pursuant to Section 6.3(e), Astria shall provide Ichnos with a written report every [**] that provides a summary of Astria’s and its Affiliates’ and Sublicensees’ significant activities related to Commercialization of Licensed Products during the previous [**] period.

Section 5.4Documentation and Regulatory Matters.

(a)Licensed Product Documentation. Ichnos shall, as soon as practicable (and, in any event, within [**] after the Effective Date), transfer to Astria, and assign to Astria ownership of (and Ichnos hereby assigns to Ichnos ownership of), any and all Licensed Product Documentation for each Licensed Product in the Territory, to the extent in Ichnos’ Control, and thereafter Astria (or its designee) shall file and hold title to all Licensed Product Documentation, including Regulatory Approvals and supplements thereto, relating to any Licensed Product in the Territory. Prior to completion of such transfer, Ichnos must: (a) provide to Astria electronic copies of all written communication with Regulatory Authorities regarding any Licensed Product within [**] after receipt thereof; and (b) facilitate that Astria is present at, or has approved in writing, any Regulatory Interactions. At Astria’s reasonable request, Ichnos shall provide to each applicable Regulatory Authority a written statement implementing or confirming the assignments described in this Section 5.4.

(b)Regulatory Interactions. As of and after the date upon which the transfer described in Section 5.4(a) is effected, Astria shall have sole responsibility in the Territory for all Regulatory Interactions with respect to each Licensed Product.

Article VI

Financial Provisions

Section 6.1Upfront Fee. In partial consideration of the rights and licenses granted by Ichnos to Astria under this Agreement, within [**] after receipt of an invoice therefor (which invoice will be provided on or after the Effective Date), Astria shall pay to Ichnos a one-time, non-refundable, non-creditable upfront amount equal to Fifteen Million U.S. Dollars ($15,000,000).

Section 6.2Milestone Payments.

(a)Development and Regulatory Milestones. Astria shall pay Ichnos the following one-time amounts after the first achievement by or on behalf of Astria or its Affiliates or Sublicensees of the corresponding development and regulatory milestone events set forth below with respect to the first applicable Licensed Product to achieve such milestone event.

Milestones	Payment (in US Dollars)
	First Indication	Second Indication	Third Indication
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Payment (in US Dollars)
Milestones	First Indication	Second Indication	Third Indication
[**]	[**]	[**]	[**]

(i)Astria shall notify Ichnos within [**] after becoming aware of the achievement of any milestone set forth in the table above in this Section 6.2(a) by Astria or any of its Affiliates or Sublicensees and shall pay Ichnos the corresponding milestone payment within [**] after receipt of an invoice therefor.

(ii)For clarity, the milestone payments set forth in the table above in this Section 6.2(a) (to the extent payable) shall be paid only once for the first Licensed Product to achieve the appliable milestone for the applicable listed Indication. In no event would Astria owe Ichnos more than [**] U.S. Dollars ($[**]) in milestone payments under this Section 6.2(a).

(iii)If a milestone event in row [**] or [**] of the table set forth in above in this Section 6.2(a) is achieved with respect to a given Indication before achievement of the milestone event in row [**] of such table for such Indication, then such skipped milestone will be deemed to have been achieved with respect to such Indication upon the achievement of such subsequent milestone with respect to such Indication, and Astria shall pay to Ichnos the milestone payment corresponding to such skipped milestone within [**] after such achievement.

(b)Commercial Milestones. Astria shall notify Ichnos within [**] after the end of the Calendar Year in which any sales milestone event set forth below is first achieved and shall pay Ichnos the corresponding one-time milestone payment within [**] after receipt of an invoice therefor. In no event would Astria owe Ichnos more than Two Hundred Fifteen Million U.S. Dollars ($215,000,000) in milestone payments under this Section 6.2(b).

Milestones	Payment (in US Dollars)
First time worldwide Annual Net Sales of all Licensed Products, in aggregate, meet or exceed $[**]	[**]
First time worldwide Annual Net Sales of all Licensed Products, in aggregate, meet or exceed $[**]	[**]
First time worldwide Annual Net Sales of all Licensed Products, in aggregate, meet or exceed $[**]	[**]

Section 6.3Royalty Payments.

(a)Royalty Rate. Subject to the remainder of this Section 6.3, Astria shall pay to Ichnos royalties on the Annual Net Sales of all Licensed Products as set forth below:

Annual Net Sales	Royalty Rate
Portion of Annual Net Sales of all Licensed Products by all Selling Parties, in the aggregate, up to and including [**] U.S. Dollars ($[**]).	[**]%
Portion of Annual Net Sales of all Licensed Products by all Selling Parties, in the aggregate, greater than [**] U.S. Dollars ($[**]) up to and including [**] U.S. Dollars ($[**]).	[**]%
Portion of Annual Net Sales of all Licensed Products by all Selling Parties, in the aggregate, greater than [**] U.S. Dollars ($[**]).	[**]%

Each royalty rate set forth in the table above will apply only to that portion of Annual Net Sales of Licensed Products during a given Calendar Year that falls within the indicated portion. For example, if Annual Net Sales of Licensed Products by all Selling Parties were $[**], then the royalties payable with respect to such Annual Net Sales would be:

[**].

(b)Royalty Term. Royalties payable under this Section 6.3 shall be paid by Astria on a Licensed Product-by-Licensed Product and country-by-country basis from the date of First Commercial Sale of such Licensed Product in such country until the latest of (i) expiration of the last to expire Valid Claim of the Licensed Patents Covering the composition of matter of such Licensed Product in such country, (ii) expiration of the last to expire Regulatory Exclusivity with respect to such Licensed Product in such country, and (iii) twelve (12) years following the date of First Commercial Sale of such Licensed Product in such country (each such term with respect to a Licensed Product and a country, a “Royalty Term”).

(c)Royalty Reduction.

(i)On a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, subject to Section 6.3(c)(iv), during any Calendar Quarter in which such Licensed Product is not Covered by a Valid Claim of a Licensed Patent in such country, the royalty rate with respect to such Licensed Product in such country for such Calendar Quarter will be reduced to [**] percent ([**]%) of the applicable rate set forth in Section 6.3(a).

(ii)On a Licensed Product-by-Licensed Product basis, subject to Section 6.3(c)(iv), Astria may deduct [**] percent ([**]%) of any Deductible Third Party Payments paid by Astria or any of its Affiliates with respect to such Licensed Product from the royalties otherwise owed to Ichnos pursuant to Section 6.3(a).

(iii)If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, there is Biosimilar Competition with respect to such Licensed Product in such country during such Calendar Quarter, then, subject to Section

6.3(c)(iv), the royalty rate with respect to such Licensed Product in such country for such Calendar Quarter will be reduced to [**] percent ([**]%) of the applicable rate set forth in Section 6.3.

(iv)In no event shall the royalty reductions described in this Section 6.3(c), alone or together, reduce the royalties payable by Astria for a given Licensed Product in a given Calendar Quarter to less than [**] percent ([**]%) of the amounts otherwise payable by Astria for such Licensed Product in such Calendar Quarter pursuant to Section 6.3. Astria may carry over and apply any such royalty reductions that are accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth in the first sentence of this Section 6.3(c)(iv) to any subsequent Calendar Quarter(s) and shall begin applying such reductions to such royalties as soon as practicable and continue applying such reductions on a Calendar Quarter basis thereafter until fully deducted, in all cases subject to the limitation set forth in the first sentence of this Section 6.3(c)(iv).

(d)Expiration of Royalty Term. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, the license granted by Ichnos to Astria pursuant to Section 2.1 shall be deemed to be fully paid-up, irrevocable, and perpetual with respect to such Licensed Product in such country.

(e)Royalty Reports; Payments. Within [**] following the end of each Calendar Quarter in which a royalty payment accrues, Astria shall (i) [**] and (ii) make the royalty payments owed to Ichnos hereunder in accordance with such royalty report in arrears.

Section 6.4Financial Records. Astria shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate books and records in accordance with Accounting Standards concerning payments owed under this Agreement. Astria shall keep, and shall require its Affiliates and Sublicensees to keep, such books and records for at least [**] following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. Such records shall be in sufficient detail to support calculations of royalties due to Ichnos under this Agreement.

Section 6.5Audits.

(a)Audit Team. Ichnos may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by Ichnos (except one to whom Astria has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of Astria and the correctness of any payment made or required to be made, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into a confidentiality agreement with Astria obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of Astria’s confidential information that are no less restrictive than are the obligations set forth in Article VIII.

(b)Limitations. In respect of each audit of Astria’s books and records: (i) Astria may be audited [**] per Calendar Year, (ii) no records for any given Calendar Year may be audited more than [**] (but Astria’s records shall still be made available if such records impact another financial year which is being audited), and (iii) Ichnos shall only be entitled to audit books and records of Astria from the [**] Calendar Years prior to the Calendar Year in which the audit request is made.

(c)Audit Notice. In order to initiate an audit for a particular Calendar Year, Ichnos must provide written notice to Astria. Ichnos shall provide Astria with notice of one or more proposed dates of the audit not less than [**] prior to the first proposed date. Astria will reasonably accommodate the scheduling of such audit. Astria shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d)Payments. If an audit shows any underpayment or overpayment by Astria, that underpayment or overpayment shall be reported to Ichnos and (i) Astria shall remit such underpayment (together with interest at the rate set forth in Section 6.9) to Ichnos and (ii) Ichnos shall reimburse such overpayment to Astria, each within [**] after receiving the audit report. Further, if an audit for an annual period shows an underpayment by Astria for that period in excess of [**] percent ([**]%) of the amounts properly determined, Astria shall reimburse Ichnos for its reasonable Out-of-Pocket Costs in connection with such audit, which reimbursement shall be made within [**] after receiving appropriate invoices and other support for such audit-related costs.

Section 6.6Tax Matters.

(a)Withholding Taxes. Except as expressly set forth in this Section 6.6, each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. Each Party shall provide such information and documentation to the other Party as are reasonably requested by such other Party to determine if any withholding taxes apply to any payments to be made by such other Party under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding tax under an applicable bilateral income tax treaty or relevant statutory provision. If a Party believes that it is required to withhold taxes on a payment to the other Party, the paying Party shall notify the other Party of such determination no less than [**] prior to making such payment. To the extent that Applicable Laws require that taxes be withheld with respect to any payments to be made by a Party to the other Party under this Agreement, the paying Party shall: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) promptly send evidence of the obligation together with proof of tax payment to the other Party on a reasonable and timely basis following such tax payment. Each Party agrees to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Notwithstanding anything to the contrary in this Agreement, in the event a Party redomiciles or assigns its rights or obligations under this Agreement in accordance with Section 12.3 (each, a “Tax Action,” and such Party, the “Acting Party”), and, as a result of such Tax Action, the amount of tax required to be withheld under this Section 6.6(a) in respect of a payment to the other Party (the “Non-Acting Party”) is greater than the amount of such tax that would have been required to have been withheld absent such Tax Action, then any such amount payable to the Non-Acting Party shall be adjusted to take into account such withholding taxes as may be necessary so that, after making all required withholdings or credits, the Non-Acting Party receives an amount equal to the sum it would have received, taking into account applicable tax rates imposed on such income and any tax credits available as a result of the withholding or credits, had no such Tax Action occurred (but in no case shall any payment under this Agreement be an amount less than the remittable payment due without regard to this Section 6.6). The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax (A) would not have been imposed but for a Tax Action taken by the Party receiving the payment subject to withholding under this Section 6.6(a) or (B) is attributable to the failure by the Non-Acting Party to comply with the requirements of this Section 6.6(a). For purposes of this Section 6.6(a), a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.

(b)Tax Documentation. Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Party. Each Party shall provide to the other Party, at the time or times reasonably requested by such other Party or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the paying Party.

Section 6.7Foreign Derived Intangible Income Deduction. Each Party shall use commercially reasonable efforts to provide, and to cause its Affiliates, subcontractors, (sub)licensees, customers, and applicable Third Parties to provide, any information and documentation reasonably requested by the other Party to obtain the benefits of Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations, including information required to demonstrate the extent to which the Licensed Products will be sold, consumed, used, or manufactured outside the United States.

Section 6.8Currency Exchange. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be performed in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

Section 6.9Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (a) the “prime rate” as reported by The Wall Street Journal, plus [**] percent ([**]%), or (b) the highest rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly; except that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

Section 6.10Blocked Payments. In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party (or any of its Affiliates or (sub)licensees) to transfer, or have transferred on its behalf, payments owed to the other Party hereunder, such paying

Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of such other Party in a recognized banking institution designated by such other Party or, if none is designated by such other Party within a period of [**], in a recognized banking institution selected by the paying Party or its Affiliate or its (sub)licensee, as the case may be, and identified in a written notice given to such other Party.

Section 6.11Prohibitions on Payments. When, in any country in the Territory, Applicable Law prohibits both the transmittal and the deposit of royalties on sales in such country, royalty payments due on Net Sales shall be suspended for as long as such prohibition is in effect and, as soon as such prohibition ceases to be in effect, all royalties that the paying Party would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable. The Parties shall cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 6.11 within a reasonable period of time.

Article VII

Intellectual Property

Section 7.1Ownership of Know-How and Patents. As between the Parties, Ichnos will retain all right, title, and interest in and to all Licensed Intellectual Property, except to the extent that any such rights are expressly licensed by Ichnos to Astria under this Agreement, and Astria will retain all right, title, and interest in and to all Patents and Know-How owned or controlled by Astria. With respect to any invention, whether or not patentable, that is conceived or discovered by or on behalf of any Party or any of its respective Affiliates, whether solely or jointly with the other Party, any Affiliate of either Party, or any Third Party, in the course of activities under this Agreement, ownership shall follow inventorship, as determined in accordance with the rules of inventorship under United States patent Laws.

Section 7.2Prosecution of Patents.

(a)Sole and First Prosecution Rights. As between the Parties, Astria will have the first right (but not the obligation) to Prosecute each Licensed Patent at Astria’s sole expense. Ichnos shall as promptly as practicable (but in no event later than [**] after the Effective Date) transition all Prosecution responsibilities to Astria with respect to each Licensed Patent, including execution of such documents as may be necessary to effect such transition. In furtherance of the foregoing, Ichnos will instruct its patent counsel to transition all Prosecution documents relating to the Licensed Patents to Astria’s patent counsel, and will otherwise provide reasonable assistance to Astria and cooperate with Astria to effectuate such transition. After such transition, Astria shall (i) keep Ichnos informed as to material developments with respect to the Prosecution of the Licensed Patents, including by providing copies of all substantive office actions or any other substantive documents in connection with the Licensed Patents that Astria receives from any patent office, and (ii) provide Ichnos with a reasonable opportunity to comment substantively on the Prosecution of the Licensed Patents prior to taking material actions (including the filing of initial applications) with respect to the Licensed Patents, and will consider in good faith any comments made, and actions recommended, by Ichnos with respect thereto, as long as Ichnos does so promptly and consistently with any applicable filing deadlines.

(b)Step-In Right. If Astria decides not to Prosecute any Licensed Patent in any country in the Territory, or if Astria intends to allow any such Patent to lapse or become abandoned without having first filed a substitute, it shall notify Ichnos of, and consult with Ichnos regarding, such decision or intention at least [**] prior to the date upon which the subject matter of such Patent shall become unpatentable or shall lapse or become abandoned, and Ichnos shall thereupon have the right (but not the obligation) to assume the Prosecution thereof at Ichnos’ own expense with counsel of its choice. Astria shall provide reasonable assistance to Ichnos, and shall cooperate with Ichnos, in connection with the transition of Prosecution responsibilities under this Section 7.2(b), including execution of such documents as may be necessary to effect such transition. Following such transition for a given Patent, Ichnos shall (i) keep Astria informed as to material developments with respect to the Prosecution of such Patent, including by providing copies of all substantive office actions or any other substantive documents in connection with such Patent that Ichnos receives from any patent office, and (ii) provide Astria with a reasonable opportunity to comment substantively on the Prosecution of such Patent prior to taking material actions (including the filing of initial applications) with respect to such Patent, and will consider in good faith any comments made, and actions recommended, by Astria with respect thereto, as long as Astria does so promptly and consistently with any applicable filing deadlines.

Section 7.3Third Party Infringement.

(a)Notice. Each Party shall immediately provide the other Party with written notice reasonably detailing any (i) known or alleged infringement of any Licensed Patent, or known or alleged misappropriation of any Licensed Know-How, by any Third Party in a manner that is, or could reasonably be expected to be, competitive with any Licensed Product, or (ii) declaratory judgment or similar action alleging invalidity, unenforceability, or non-infringement of any Licensed Patent that could reasonably be expected to have a material effect on the Patent protection of any Licensed Product (collectively “Third Party Infringement”).

(b)First Right to Initiate Actions. Astria shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that Astria believes is reasonably required to enforce or protect any Licensed Patent against any Third Party Infringement. Astria shall give Ichnos advance notice of Astria’s intent to file any such suit or take any such action and the reasons therefor, and shall provide Ichnos with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Astria shall keep Ichnos reasonably informed regarding the status of any such suit or action.

(c)Step-in Right. If Astria fails to initiate a suit or take such other appropriate action under Section 7.3(b) above with respect to any Third Party Infringement in a reasonable period of time prior to any deadline on which initiation of a suit or other appropriate action is required to avoid limiting or compromising any remedies (including monetary relief and stay of regulatory approval) that may be available against the applicable alleged Third Party infringer, then Ichnos may, in its discretion, provide Astria with written notice of its intent to initiate a suit or take other appropriate action to combat such Third Party Infringement. If Ichnos provides such notice, then Ichnos shall have the right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the applicable Licensed Patent from such Third Party Infringement. Ichnos shall give Astria advance notice of its intent to file any such suit or take any such action and the reasons therefor and shall provide Astria with an opportunity to make suggestions and comments regarding such suit or action, which Ichnos shall consider in good faith. Thereafter, Ichnos shall keep Astria reasonably informed regarding the status of such suit or action.

(d)Conduct of Action; Costs. The Party initiating any suit under this Section 7.3 shall have the sole and exclusive right to select counsel for such suit; except that such counsel must be reasonably acceptable to the other Party. If required under Applicable Law in order for such Party to initiate or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith, and the initiating Party shall reimburse the other Party for all reasonable Out-of-Pocket Costs (including its reasonable outside counsel expenses) incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own Out-of-Pocket Costs incurred in connection with any litigation or proceedings described in this Section 7.3, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(e)Recoveries. Any recovery obtained as a result of any proceeding described in this Section 7.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 7.4, by settlement or otherwise, shall be applied in the following order of priority:

(i)first, the Parties shall be reimbursed for all previously unreimbursed Out-of-Pocket Costs in connection with such proceeding; and

(ii)second, any remainder [**].

Section 7.4Claimed Invalidity. If any Third Party at any time asserts any claim that any issued Licensed Patent is invalid or otherwise unenforceable, or if any such Patent is the subject of any pre-grant proceeding or post-grant proceeding (e.g., inter partes review, post grant review, European opposition proceeding) (each, an “Invalidity Claim”), then Astria shall have the first right (but not the obligation) to control the defense and settlement of such Invalidity Claim; except that, if such Invalidity Claim is brought in an infringement action brought by Ichnos pursuant to Section 7.3(c), then Ichnos shall have the right to control the defense and settlement of such Invalidity Claim.

Section 7.5Patent Term Extensions. Astria will have the sole and exclusive right to select the appropriate Patents for filing to obtain patent term extensions, including supplementary protection certificates and any other extensions that are now available or become available in the future, based on Regulatory Approvals for Licensed Products in the Field in the Territory. Ichnos will cooperate with Astria in gaining any such patent term extensions with respect to any Licensed Patent, including by signing all necessary papers.

Article VIII

Confidentiality

Section 8.1General. Each Receiving Party shall (a) maintain in confidence the Confidential Information of the Disclosing Party using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, (b) not disclose such Confidential Information to any of its Affiliates or any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except to perform the Receiving Party’s obligations, or exercise the Receiving Party’s rights, under this Agreement.

Section 8.2Permitted Disclosure. The Receiving Party may provide the Disclosing Party’s Confidential Information:

(a)to the Receiving Party’s Affiliates, and its and their respective employees, directors, officers, consultants, (sub)contractors, and advisors (including attorneys and accountants), who (i) have a need to know such Confidential Information in order to perform the Receiving Party’s obligations, or exercise the Receiving Party’s rights, under this Agreement and (ii) have an obligation to treat such information and materials as confidential under obligations of confidentiality and non-use no less protective than are those set forth in this Article VIII;

(b)to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials, or to gain Regulatory Approval, with respect to any Licensed Product, as contemplated by this Agreement;

(c)to patent offices in order to seek or obtain Patents as contemplated by this Agreement;

(d)to any of its actual or potential bona fide investors, merger partners, acquirers, lenders or other financing sources, collaboration partners, or (sub)licensees, and their respective attorneys, consultants, and advisors, as may be necessary or useful in connection with their evaluation of such actual or potential investment, merger, acquisition, financing, collaboration, or (sub)license, as long as such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use with respect to such Confidential Information; and

(e)if such disclosure is required by judicial order or Applicable Law (including the rules and regulations of the SEC or any securities exchange on which securities issued by such Party or any of such Party’s Affiliate are traded) or to defend or prosecute litigation or arbitration, as long as, prior to such disclosure, to the extent permitted by Applicable Law, the Receiving Party promptly notifies the Disclosing Party of such requirement, cooperates with the Disclosing Party to take whatever action the Disclosing Party may deem appropriate to protect the confidentiality of the information, and furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party is legally required to furnish.

Section 8.3Publicity; Terms of this Agreement.

(a)Initial Press Release. Following the Effective Date, Astria may issue a press release announcing the execution of this Agreement (the “Astria Initial Press Release”). At a date and time approved by Astria, Ichnos may issue a press release approved by Astria in writing announcing the execution of this Agreement (the “Ichnos Initial Press Release”).

(b)Public Announcements by Astria. In addition to the Astria Initial Press Release, (i) Astria may file a copy and description of this Agreement with the SEC or any securities exchange on which securities issued by Astria or any of its Affiliates are traded and (ii) Astria may issue press releases regarding this Agreement in accordance with Astria’s internal policies. If Astria intends to make reference to Ichnos in any press release other than the Astria Initial Press Release, Astria shall provide Ichnos with a copy of such draft press release at least [**] prior to its intended publication for Ichnos’ review. Ichnos may provide Astria with suggested modifications to such draft press release, and Astria shall consider Ichnos’ suggestions with respect to such press release in good faith. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.3(b) shall restrict Astria’s right to make any public disclosure, including in any press release or SEC filing, of any information that is substantially consistent with information that has previously approved by Licensor and been made publicly available.

(c)Public Announcements by Ichnos. Except for the Ichnos Initial Press Release, Ichnos may not issue any press releases or make any public announcements regarding this Agreement, any activities contemplated by this Agreement, or any Licensed Compound or Licensed Product except as approved at least [**] in advance in writing by Astria (such approval not to be unreasonably withheld, conditioned, or delayed).

Section 8.4Term. All obligations under Section 8.1, Section 8.2, and Section 8.5 shall survive termination or expiration of this Agreement and shall expire [**] following termination or expiration of this Agreement.

Section 8.5Return of Confidential Information.

(a)Obligations to Return or Destroy. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy (at the Disclosing Party’s election) all of the Disclosing Party’s Confidential Information (and all copies and reproductions thereof) in the Receiving Party’s possession or control, except to the extent required to be maintained by Regulatory Authorities or an administrative or court order (but any such copies may only be used or disclosed as required by such Regulatory Authorities or administrative or court order). In addition, the Receiving Party shall destroy:

(i)any notes, reports, or other documents prepared by the Receiving Party that contain Confidential Information of the Disclosing Party; and

(ii)any Confidential Information of the Disclosing Party (and all copies and reproductions thereof) that is in electronic form or cannot otherwise be returned to the Disclosing Party.

(b)Electronic Back-Up Media. Nothing in this Section 8.5 shall require the alteration, modification, deletion, or destruction of archival tapes or other electronic back-up media made in the ordinary course of business, but the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article VIII with respect to any Confidential Information contained in such archival tapes or other electronic back-up media indefinitely.

(c)Retained Copies. Notwithstanding the foregoing in this Section 8.5:

(i)the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this Article VIII; and

(ii)the Receiving Party may retain the Disclosing Party’s Confidential Information and its own notes, reports, and other documents:

(A)to the extent reasonably required (1) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; or (2) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or

(B)to the extent it is impracticable to return or destroy such Confidential Information without incurring disproportionate cost.

Notwithstanding the return or destruction of the Disclosing Party’s (and its Affiliates’) Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article VIII.

Section 8.6Vicarious Responsibility. If the Receiving Party discloses any of the Disclosing Party’s Confidential Information to any of the Receiving Party’s Affiliates, or any of its or their respective employees, directors, officers, consultants, subcontractors, advisors (including attorneys and accountants), investors, merger partners, acquirers, or licensees (or any of their respective attorneys, consultants, or advisors), then the Receiving Party shall be responsible for any action or omission by any such disclosee that would breach this Article VIII if such action or omission were undertaken or not undertaken by the Receiving Party.

Article IX

Representations and Warranties

Section 9.1Mutual Representations. Each of Ichnos and Astria represents and warrants to the other Party, as of the Effective Date, as follows:

(a)Authority. Such Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)Consents. All necessary consents, approvals, and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery, and performance of this Agreement have been obtained.

(c)No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations under this Agreement, and the licenses granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of any Applicable Laws existing as of the Effective Date and (ii) do not and will not conflict with, violate, breach, or constitute a default under any agreement or any provision thereof, oral or written, to which such Party is a party or by which such Party or any of its Affiliates is bound.

(d)Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 9.2Additional Astria Representations. Astria represents and warrants to Astria, as of the Effective Date, as follows:

(a)Astria has the financial resources to make the upfront payment set forth in Section 6.1 and anticipates it will have or be able to obtain the ability and resources, including financial resources, to carry out its other obligations under this Agreement.

(b)There are no actions, suits, proceedings, or arbitrations pending or threatened in writing against Astria that would adversely impact its activities under this Agreement.

Section 9.3Additional Ichnos Representations. Ichnos represents and warrants to Astria, as of the Effective Date, as follows:

(a)Ichnos has all rights, authorizations, and consents necessary to grant all rights and licenses it purports to grant to Astria under this Agreement.

(b)Ichnos is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Licensed Intellectual Property.

(c)Ichnos has Control over all Patents and Know-How owned by it or its Affiliates that are necessary or reasonably useful for the Exploitation of Licensed Products for the treatment or prevention of diseases in humans.

(d)Ichnos has obtained from all inventors of any invention claimed in any Licensed Patent valid assignments of all of such inventors’ rights in the Licensed Patents to Ichnos, or Ichnos otherwise holds all such rights by operation of Law. Ichnos has obtained from each of its current and former employees, consultants and contractors written agreements containing obligations of confidentiality and non-use with respect to the Licensed Intellectual Property. No inventor (whether employee, contractor, or consultant) of any invention within the Licensed Intellectual Property retains any rights to such inventions that would (i) prevent or conflict with the rights and licenses granted under or otherwise contemplated by this Agreement or (ii) require the payment of royalties or other consideration for their contribution to any such invention.

(e)Ichnos has not used any Know-How in the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product that is encumbered by any contractual right of, or obligation to, any Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to Astria hereunder.

(f)Ichnos has not granted any right or license to any Third Party under any Licensed Intellectual Property that conflicts with or limits the scope of the rights or licenses granted to Astria hereunder.

(g)There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative, or other proceedings or governmental investigations pending or threatened against Ichnos, and Ichnos is not a party to any judgment or settlement relating to, any Licensed Compound or Licensed Product.

(h)To Ichnos’ knowledge, the practice of the Licensed Intellectual Property as contemplated under this Agreement has not, does not, and will not (i) infringe any claim of any Patent of any Third Party (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under Applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available at law or in equity that otherwise exempts actual or alleged infringing activity) or (ii) misappropriate any Know-How of any Third Party.

(i)Ichnos has not received any claim, allegation, threat, or other notice from any Third Party that the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product (i) has infringed, infringes, or would infringe, any claim of any Patent of any Third Party (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under Applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available at law or in equity that otherwise exempts actual or alleged infringing activity) or (ii) has misappropriated, misappropriates, or would misappropriate any Know-How of any Third Party.

(j)Each issued Licensed Patent was, and each pending Licensed Patent is being, diligently prosecuted in accordance with all Applicable Laws and otherwise in compliance with all applicable duties of candor and disclosure to the applicable patent office(s). Each Licensed Patent has been filed, prosecuted, and maintained consistent with commercially reasonable patent prosecution practice. All applicable fees have been paid with respect to the Licensed Patents on or before the due date for payment.

(k)None of the Licensed Patents is subject to any pending or threatened opposition, re-examination, derivation, interference, inter partes review, post grant review, covered business methods review, or litigation proceeding.

(l)The inventions claimed in or Covered by the Licensed Patents (i) were not invented in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof or any Governmental Authority in any other country, (ii) are not “subject inventions” as that term is described in 35 U.S.C. Section 201(f), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act or any similar Law in any country outside of the United States.

(m)Neither Ichnos nor any of its Affiliates has granted any lien or security interest on any of the Licensed Intellectual Property, and such intellectual property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, or charge of any kind, in each case that would conflict or limit any of the rights granted to Astria hereunder.

(n)Schedule 9.2(n) contains a complete and accurate list of all Patents Controlled by Ichnos or any its Affiliates as of the Effective Date that are included in the Patents licensed hereunder, indicating any co-owner(s), if applicable. Except as set forth on Schedule 9.2(n), neither Ichnos nor any of its Affiliates owns or Controls any Patent that is necessary or, to Ichnos’ reasonable belief as of the Effective Date, reasonably useful to Exploit any Licensed Product.

(o)All Licensed Know-How that derives value from not being known by Third Parties (including the existence of X8) has been kept confidential or has been disclosed to Third Parties only under commercially reasonable confidentiality obligations.

(p)Ichnos has not brought or threatened any claim against any Third Party alleging infringement of any Licensed Patent, nor, to Ichnos’ knowledge, is any third party infringing or preparing or threatening to infringe any Licensed Patent.

(q)Ichnos and its Affiliates have conducted, and, to Ichnos’ knowledge, their respective contractors and consultants have conducted, all Development of each Licensed Compound and Licensed Product in accordance in all material respects with Applicable Law.

(r)To Ichnos’ knowledge, there is no material safety or toxicity issue with respect to ISB 830 and Ichnos is not aware of any fact or information that would reasonably be expected to materially adversely affect Astria’s ability to Exploit ISB 830 as contemplated by this Agreement.

(s)Ichnos has completely and accurately responded to all of Astria’s diligence questions and requests and has provided to Astria, prior to the Effective Date, true, correct, and complete copies of all material data and information in Ichnos’ or any of its Affiliates’ control regarding the quality, efficacy, or safety of any Licensed Compound or Licensed Product, and all quality, efficacy, and safety data and information provided or otherwise made available to Astria is true, correct and complete in all material respects. All information, documents, and materials provided or otherwise made available in writing by or on behalf of Ichnos or any of its Affiliates to Astria on or prior to the Effective Date in contemplation of this Agreement were and are true, correct, and complete in all material respects, and such information, documents, and materials do not (i) contain any untrue statement of a material fact or (ii) omit any fact that would cause the statements or facts or information contained therein, in light of the circumstances under which they were made, to be misleading in any material respect.

Section 9.4Ichnos Covenant. During the Term, Ichnos and its Affiliates will not assign, transfer, convey, encumber, license, or dispose of any Licensed Intellectual Property, or disclose to any Third Party any Ichnos Confidential Information relating to any Licensed Compound or Licensed Product, except in connection with a permitted assignment of this Agreement pursuant to Section 12.3.

Section 9.5Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL

IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to (a) the success of any study or test commenced under this Agreement; (b) the safety or usefulness for any purpose of any technology or materials, including any Licensed Product; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

Article X

Indemnification; Limitation of Liability

Section 10.1By Astria. Astria agrees, at Astria’s cost and expense, to defend, indemnify, and hold harmless Ichnos and its Affiliates and each of their respective directors, officers, employees, and agents (collectively, the “Ichnos Indemnified Parties”) from and against any Damages arising out of any Claim to the extent relating to:

(a)any breach by Astria of this Agreement;

(b)any negligence, willful misconduct, or violation of Law of Astria or any of its Affiliates or Sublicensees in connection with Astria’s performance of its obligations or exercise of its rights under this Agreement; or

(c)any Development, Manufacture, or Commercialization of any Licensed Product by or on behalf of Astria or any of its Affiliates or Sublicensees;

in each case ((a)-(c)), except to the extent that Ichnos has an indemnification obligation pursuant to Section 10.2 for such Damages, as to which Damages each Party shall indemnify the other Party to the extent of such Party’s respective fault for such Damages.

Section 10.2By Ichnos. Ichnos agrees, at Ichnos’ cost and expense, to defend, indemnify, and hold harmless Astria and its Affiliates and each of their respective directors, officers, employees, and agents (the “Astria Indemnified Parties”) from and against any Damages arising out of any Claim to the extent relating to:

(a)any breach by Ichnos of this Agreement;

(b)any negligence, willful misconduct, or violation of Law of Ichnos or any of its Affiliates or (sub)licensees in connection with Ichnos’ performance of its obligations or exercise of its rights under this Agreement; or

(c)the Exploitation of any Licensed Compound or Licensed Product by or on behalf of Ichnos or any of its Affiliates or Sublicensees after the effective date of termination of this Agreement if Ichnos exercises its rights pursuant to Section 11.3(b).

in each case ((a)-(c)), except to the extent that Astria has an indemnification obligation pursuant to Section 10.1 for such Damages, as to which Damages each Party shall indemnify the other Party to the extent of such Party’s fault for such Damages.

Section 10.3Indemnification Procedures.

(a)General. Promptly after the receipt by a Person seeking indemnification under this Article X (the “Indemnitee”) of notice of any pending or threatened Claim for which the Indemnitee intends to seek indemnification under this Article X, such Indemnitee shall promptly provide notice thereof to the Party from whom indemnification is sought (the “Indemnitor”), which notice shall include a reasonable identification of the alleged facts giving rise to such Claim. Any failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement, except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to control the defense and settlement of the indemnified Claim with counsel selected by the Indemnitor. However, notwithstanding the foregoing, the Indemnitee shall have the right to participate in, but not control, the defense of any indemnified Claim, and request separate counsel, with the fees and expenses to be paid by the Indemnitee, unless (a) representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other parties represented by such counsel in such proceedings or (b) the Indemnitor has failed to assume the defense of the applicable Claim, in which case ((a) or (b)), such fees and expenses shall be paid by the Indemnitor. The Indemnitee shall, and shall cause each of its Affiliates and its and their respective directors, officers, employees, agents, successors, and assigns, as applicable, to, cooperate in the defense of any indemnified Claim and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals, and otherwise provide reasonable access to such indemnitees and other employees and agents of the Indemnitee, in each case as may be reasonably requested in connection therewith. The Indemnitor shall reimburse the Indemnitee for its reasonable and verifiable out-of-pocket expenses in connection therewith. The Indemnitor may not settle any Claim, and the Indemnitee shall not be responsible for or be bound by any settlement of a Claim that imposes an obligation on it, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such settlement or compromise (i) fully releases the Indemnitee without any liability, loss, cost, or obligation, (ii) admits no liability, wrongdoing, or other admission against interest on the part of the Indemnitee, and (iii) would not have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the intellectual property licensed hereunder).

(b)No Acknowledgment. The assumption of the defense of a Claim by the Indemnitor shall not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification.

Section 10.4Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE VIII, OR A PARTY’S LIABILITY PURSUANT TO SECTION 10.1 OR SECTION 10.2, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA, OR LOSS OF USE DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT

LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

Article XI

Term and Termination

Section 11.1Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 11.2, shall remain in effect until it expires (the “Term”) as follows:

(a)on a Licensed Product-by-Licensed Product and country-by-country basis, this Agreement shall expire on the date of the expiration of the Royalty Term with respect to such Licensed Product in such country; and

(b)this Agreement shall expire in its entirety upon the expiration of all Royalty Terms with respect to all Licensed Products in all countries in the Territory.

Section 11.2Termination.

(a)Termination for Convenience. Astria shall have the right to terminate this Agreement in its entirety for convenience upon ninety (90) days’ prior written notice to Ichnos.

(b)Termination for Material Breach.

(i)Termination by Either Party for Breach. This Agreement may be terminated, in its entirety, by either Party for the material breach of this Agreement by the other Party, if the breaching Party has not cured such material breach within [**] after the date of written notice to the breaching Party of such breach (or [**], in the case of Astria’s payment obligations under this Agreement) (the “Cure Period”), which notice shall describe such material breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 11.2(b)(i) [**].

(ii)Disagreement as to Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach of this Agreement, then: (A) the Party that disputes that there has been a material breach may contest the allegation by referring such matter, within [**] following such notice of alleged material breach, for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within [**] following referral of such matter, whether or not there has been a material breach of this Agreement; (B) [**]; (C) [**]; and (D) [**].

(iii)Failure to Resolve. If the Executive Officers are unable to resolve a dispute within such [**] period after it is referred to them, the matter will be resolved as provided in Section 12.1(b).

(c)Termination for Insolvency. To the extent permitted by Law, this Agreement may be terminated by either Ichnos or Astria upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings with respect to, or upon an assignment of a substantial portion of the assets for the benefit of creditors by, the other Party;

except that, in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the non-terminating Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within [**] after the filing thereof.

Section 11.3Effects of Termination.

(a)Upon any termination of this Agreement, the following shall apply (except with respect to any license, Licensed Product, or country with respect to which Astria’s license has become irrevocable pursuant to Section 6.3(d)):

(i)Termination of Licenses. All licenses granted by Ichnos to Astria under Section 2.1 shall terminate.

(ii)Right to Sell. If Astria or any of its Affiliates or Sublicensees possesses any inventory of any Licensed Product, has started the Manufacture of any Licensed Product, or has accepted any order for any Licensed Product, Astria and its Affiliates and Sublicensees shall have the right, for up to [**] following the effective date of termination of this Agreement, to sell their inventories thereof, complete the Manufacture thereof, and Commercialize such fully-Manufactured Licensed Products, in order to fulfill such accepted orders or distribute such fully-Manufactured Licensed Products, subject to the obligation of Astria to pay Ichnos any and all related milestone and royalty payments as provided in this Agreement.

(iii)Termination of Clinical Trials. If any Clinical Trial of any Licensed Product is being conducted at the time of the termination of this Agreement, each Party hereby agrees to reasonably cooperate in the completion or winding down of such Clinical Trial in consultation with the appropriate Regulatory Authorities and any applicable institutional review board(s).

(b)Reversion License.

(i)If Ichnos terminates this Agreement pursuant to Section 11.2(b), then, upon the written request of Ichnos within [**] after the effective date of such termination, [**] (collectively, ((A) and (B)), the “Astria Foreground Intellectual Property”).

(ii)If Astria terminates this Agreement pursuant to Section 11.2(a) or if Ichnos terminates this Agreement pursuant to Section 11.2(c), then, upon the written request of Ichnos within [**] after the effective date of such termination, [**].

Section 11.4Survival. Upon any termination or expiration of this Agreement, unless otherwise specified in this Agreement and except for any rights or obligations that have accrued prior to the effective date of termination or expiration, all rights and obligations of each Party under this Agreement shall terminate, except that Article I, Section 2.1 (solely upon expiration as set forth in Section 6.3(d)), Section 2.5, Section 6.3(d), Section 6.4, Section 6.5 (for the time periods specified therein), Section 6.6 through Section 6.11, Section 7.1, Section 7.3 (solely with respect to Third Party Infringement occurring during the Term), Article VIII, Section 9.5, Article X, Section 11.3 through Section 11.5, and Article XII shall survive any such termination or expiration of this Agreement.

Section 11.5Other Relief. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

Article XII

Miscellaneous

Section 12.1Dispute Resolution.

(a)The Parties agree that any dispute arising with respect to the interpretation, enforcement, termination, or invalidity of this Agreement (each, a “Dispute”) shall first be presented to the Parties’ respective Executive Officers for resolution. If the Parties are unable to resolve a given Dispute pursuant to this Section 12.1(a) after discussions between the Executive Officers within [**] after referring such Dispute to the Executive Officers, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 12.1(b).

(b)Subject to Section 12.1(c), all disputes arising out of or in connection with this Agreement that are not resolved in accordance with Section 12.1(a) will be finally settled under the Rules of Arbitration of the American Arbitration Association (the “Rules”) by three (3) arbitrators appointed in accordance with the Rules. The language of the arbitration will be English. The place of arbitration will be New York, New York. The arbitrators will award to the prevailing Party, if any, as determined by the arbitrator(s), its reasonable attorneys’ fees and costs. Judgment on an award may be entered in any court having jurisdiction thereof. The Parties will maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Law.

(c)Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent will not be subject to arbitration, but will instead be submitted to a court or patent office of competent jurisdiction in the relevant country or jurisdiction in which such Patent was issued or, if not issued, in which the underlying patent application was filed.

Section 12.2Governing Law. This Agreement and all questions regarding its validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles thereof that may dictate application of the laws of any other jurisdiction.

Section 12.3Assignment.

(a)Generally. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement in its entirety to (i) an Affiliate of such Party or (ii) a Third Party that acquires, by or otherwise in connection with, merger, sale of assets, or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates, as long as the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.

(b)All Other Assignments Null and Void. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators, and permitted assigns of the Parties. Any purported assignment in violation of this Section 12.3 will be null and void ab initio.

(c)Change of Control. Notwithstanding anything to the contrary in this Agreement, if either Party undergoes a Change of Control, then any technology or intellectual property rights owned, licensed, or otherwise controlled by the Acquirer of such Party or any New Affiliate shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held by such Acquirer or any New Affiliate prior to such transaction, or to the extent such technology or intellectual property rights are developed by such Acquirer or any New Affiliate outside the scope of activities conducted hereunder and without use of or reference to (i) any technology or intellectual property rights of Ichnos or any Collaboration Affiliate (including any Licensed Patents or Licensed Know-How) or (ii) any Confidential Information of the other Party.

Section 12.4Force Majeure. If the performance of any part of this Agreement by a Party is prevented, restricted, interfered with, or delayed by a Force Majeure Event, such Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference, or delay. However, the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

Section 12.5Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if: (a) personally delivered; (b) sent by registered or certified mail (return receipt requested and postage prepaid); or (c) sent by express courier service providing evidence of receipt and postage prepaid where applicable, in each case to the address for a Party set forth below, or such other address for a Party as may be specified in writing by like notice:

To Ichnos:	To Astria:

Ichnos Sciences Inc.	Astria Therapeutics, Inc.
One World Trade Center - 76th Floor,	75 State Street, Suite 1400
Suite D	Boston, MA 02109
New York, NY 10007 USA	Attn: CEO and CLO

With a copy, which shall not constitute	With a copy, which shall not constitute
notice, to:	notice, to:

Ichnos Sciences SA	WilmerHale
Chemin de la Combeta 5 - La Chaux-	60 State Street
de-Fonds	Boston, MA 02109
Neuchâtel 2300, Switzerland	Attention: Sarah Tegan Hogan
Telephone: (617) 526-6706
Facsimile: (617) 526-5000

Any such notices shall be effective upon receipt by the Party to whom it is addressed.

Section 12.6Waiver. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to thereafter enforce such provision. No waiver by any Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

Section 12.7Severability. If any provision of this Agreement should be invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. If the Parties cannot agree upon a substitute provision, the invalid, illegal, or unenforceable provision of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal, or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal, or unenforceable provision.

Section 12.8Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior and contemporaneous agreements, representations, or understandings, either written or oral, between the Parties with respect to such subject matter, including the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties with respect to such subject matter other than as set forth herein.

Section 12.9Modification. No modification, amendment, or addition to this Agreement, or any provision hereof, shall be effective unless reduced to writing and signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted, or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

Section 12.10Independent Contractors; No Intended Third Party Beneficiaries. Nothing contained in this Agreement is intended or shall be deemed or construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, nor to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder.

Section 12.11Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” unless preceded by the word “either” or other language indicating the subjects of the conjunction are, or are intended to be, mutually exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; and (h) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

Section 12.12Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.

Section 12.13Equitable Relief. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

Section 12.14Further Assurances. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. Without limiting the foregoing, at Astria’s request (and without limiting Ichnos’ liability under Section 9.3(c)) Ichnos shall, within [**], obtain from each inventor of any invention claimed in any Licensed Patent a valid assignment of all of such inventors’ rights in the Licensed Patents to Ichnos.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution

Date.

ICHNOS SCIENCES SA

	By:	/s/ Roberto Giovaninni
	Name:	Roberto Giovaninni
	Title:	Chief Process and Manufacturing Officer

	By:	/s/ Dean Thomas
	Name:	Dean Thomas
	Title:	General Counsel

ICHNOS SCIENCES INC.

	By:	/s/ Michael D. Price
	Name:	Michael D. Price
	Title:	Chief Financial Officer

ASTRIA THERAPEUTICS, INC.

	By:	/s/ Jill C. Milne
	Name:	Jill C. Milne
	Title:	Chief Executive Officer and President

[Signature Page to License Agreement]

Schedule 4.1

Drug Substance and [**] Drug Product Cost

Material	Quantity	Cost ($)
Bulk Drug substance	[**]	[**]
[**] Drug Product vials	[**]	[**]

Total quantities available as of the Effective Date:

Bulk Drug substance:

[**]

[**] Drug Product:

[**]

Schedule 4.1 – Page 1

Schedule 9.2(n) – Page 1